UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2017

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 29, 2017, the Board of Directors (the “Board”) of InVivo Therapeutics Holding Corp. (the “Company”) appointed Christopher McNulty to the position of Chief Financial Officer of the Company.  Mr. McNulty will serve as the Company’s principal financial officer and principal accounting officer.  In connection with the appointment of Mr. McNulty, Melanie Morel-Ferris, who had been serving as the Company’s interim Chief Financial Officer, will take on the role of Senior Director, Finance and Controller and cease to serve as the Company’s principal financial officer and principal accounting officer.

Mr. McNulty, age 40, has served as the Company’s Senior Vice President, Business Development & Investor Relations, since August 2015. In that role, he has led the Company’s business development and partnering activities as well as corporate communications, including investor relations and public relations. From June 2014 to August 2015, he served as the Company’s Vice President, Business Development and Investor Relations, and from November 2013 to July 2014, he served as the Company’s Vice President, Business Development. Prior to joining the Company, Mr. McNulty served at Repligen Corporation, a pharmaceutical and bioprocessing company, from 2010 to 2013, most recently as Senior Director of Business Development. From 2009 to 2010, he was Director of Corporate Development at Seventh Sense Biosystems, Inc., a medical device company. From 2006 to 2009, Mr. McNulty served at Genzyme Corporation, a biotechnology company, most recently as Associate Director of Alliance Management and Business Development. Before joining Genzyme, Mr. McNulty held technical roles at Transform Pharmaceuticals, Inc. from 2000 to 2004 and at Cereon Genomics, LLC from 1998 to 2000. Mr. McNulty received his B.S. and M.Eng. degrees in electrical engineering and computer science from the Massachusetts Institute of Technology. He also holds an M.B.A. from Harvard Business School.

On March 29, 2017, the Company executed an employment agreement with Mr. McNulty (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $335,000 and further provides that Mr. McNulty is eligible for an annual bonus of up to 35% of his base salary, based on the achievement of performance goals set by the Company’s Chief Executive Officer, the satisfaction of which will be determined at the discretion of the Board’s compensation committee. Mr. McNulty is also eligible to participate in the Company’s equity incentive programs, at the discretion of the Board.

Mr. McNulty is also entitled to severance payments under the Employment Agreement. If his employment is terminated by the Company without cause or by Mr. McNulty for good reason, then he is entitled (A) to continue to be paid his base salary as in effect on the date of termination for a period of 12 months following the date of termination and (B) to continue his benefits under the Company’s employee group health insurance plan for a period of 6 months following the date of termination. If his employment is terminated by the Company without cause or by Mr. McNulty for good reason within twelve months following a “change of control,” as defined in the Company’s 2015 Equity Incentive Plan, then he is entitled (A) to an amount equal to 1.5 times his base salary as in effect on the date of termination plus 100% of his target annual bonus, (B) to acceleration in full of the vesting on all outstanding, unvested equity awards and (C) to continue his benefits under the Company’s employee group health insurance plan for a period of 12 months following the date of termination. The severance payments are contingent upon Mr. McNulty executing a general release of claims against the Company and are in addition to any accrued obligations to Mr. McNulty that are unpaid by the Company prior to the date of termination. The Employment Agreement also contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, confidentiality and assignment of inventions.

The Board, upon the recommendation of its compensation committee, also approved a grant to Mr. McNulty of an option to purchase 29,973 shares of the Company’s common stock; 25% of the option will become exercisable on the first anniversary of March 29, 2017 and the remaining portion of the option will vest in 36 equal monthly installments thereafter. The option has a ten-year term and a per share exercise price of $4.00, equal to the closing sale price of the Company’s common stock on the Nasdaq Global Market on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: March 31, 2017	By:	/s/ Tamara Joseph
Name: Tamara Joseph
Title: SVP, General Counsel & Chief Compliance Officer